Exhibit 99.1

FOR IMMEDIATE RELEASE News Announcement

Patriot Capital Funding Raises Borrowing Limit
Under its Three-Year Securitization Facility to $225 Million

WESTPORT, CT – April 16, 2008 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP), a specialty finance company providing flexible financing solutions to private equity sponsors focused on making investments in small to mid-sized companies, announced today that it has entered into an amendment to its securitization revolving credit facility to, among other things:

•	increase the borrowing limit under the facility from $175 million to $225 million;

•	extend the maturity date of the facility from July 22, 2010 to April 11, 2011; and

•	increase the interest payable under the facility from the commercial paper rate plus 100 basis points to the commercial paper rate plus 175 basis points on up to $175 million of borrowings outstanding under the facility and LIBOR plus 175 basis points on up to $50 million of borrowings outstanding under the facility.

Branch Banking and Trust Company (BB&T) joined the bank syndicate, providing the additional $50 million of capacity under the facility that is led by an entity affiliated with BMO Capital Markets Corp.

A copy of the full amendment to the securitization facility will be available with Patriot Capital Funding’s Form 8-K to be filed with the Securities and Exchange Commission at www.sec.gov.

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of generally up to $2.0 million and investments in broadly syndicated loans.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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